News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston

Director, Investor Relations and Financial Planning & Analysis

Phone: 203-222-5943, FAX: 203-222-0130

Email: tgelston@terex.com

TEREX CORPORATION AWARDED $93 MILLION ORDER TO SUPPLY

MINING EQUIPMENT TO FORTESCUE METALS GROUP LTD

WESTPORT, CT, February 13, 2007 – Terex Corporation (NYSE: TEX) is pleased to announce that it has been awarded orders by Fortescue Metals Group Ltd to supply fleets of both trucks and excavators to be used in a major start-up iron ore mining operation in Australia. The total value of the order is in excess of $93 million.

The equipment to be supplied includes some of the most up-to-date mining equipment available in the marketplace today, including the following:

•	Twenty MT3700AC 205-ton capacity haul trucks
•	Three RH170 excavators
•	Four RH340 excavators

“We are very pleased that Terex Mining was awarded this important contract with Fortescue Metals Group Ltd,” commented Ronald M. DeFeo, Terex’s Chairman and Chief Executive Officer. “This award demonstrates Terex Mining’s continued ability to successfully compete on a global scale, reinforces the technical and cost benefits of our mining products, and verifies our organization’s service capability and parts support.”

“We are very pleased to be able to supply this important new customer with equipment and product support as they begin production,” said Rick Nichols, President of Terex Materials Processing & Mining. “Additionally, this transaction further enhances the position of our mining business within the industry and broadens our customer base in the Western Australian region.” Mr. Nichols continued, “I am confident that the Terex equipment, combined with the experienced customer support teams, will help Fortescue Metals Group Ltd achieve the production levels and efficiencies it is striving to deliver.”

The Unit Rig AC model trucks will be manufactured by Terex and Terex suppliers in North American based facilities. The excavators are the latest design offerings from the Terex O&K factory in Dortmund, Germany. Terex plans to deliver the majority of the equipment during the second half of 2007, with some deliveries also to occur in the first quarter of 2008.

Safe Harbor Statement

This press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2005 revenue of approximately $6.4 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com